Exhibit 10.23

SEPARATION AGREEMENT

October 12, 2022, as modified on November 11, 2022 Jane Henderson

[***]

[***]

Re: Separation Agreement

Dear Jane:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Invivyd, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Separation. Your last day of work with the Company and your employment termination date will be November 30, 2022 (the “Separation Date”). From October 13, 2022 through the Separation Date, you will be on an “on call” status and only required to be available by telephone or video conference to respond to questions and/or provide information as requested by the Executive Leadership Team. As of October 13, 2022, you shall be deemed to have resigned from all officer and board member positions that you may hold with the Company or any of its respective subsidiaries and affiliates (if applicable).

2.
Accrued Salary. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.

3.
Severance Benefits. If you execute and do not revoke this Agreement, and comply with its terms, the Company will provide you or, in the event of your death prior to your Separation Date, to your estate, with the following benefits referred to herein as “Severance Benefits”:

(a)
Cash Payment. The Company will pay you, as severance, the equivalent of 9 months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings. This amount will be paid in lump sum within thirty (30) days of the Separation Date (or such longer period as required in order for this Agreement to be enforceable, but in no event longer than sixty (60) days from the Separation Date).

(b)
Bonus. The Company will pay you a lump sum payment in the amount of one hundred eighty-six thousand, six hundred seventy-three dollars and ninety-seven cents ($186,673.97), which reflects a payment prorated to the Separation Date, at one hundred (100) percent of your target annual bonus as determined by the compensation committee of the Company’s board of directors, in its discretion with respect to the 2022 calendar year. For the avoidance of doubt, this determination has already been made and such amount is not subject to change (greater or less) in the event the Company modifies the corporate multiplier or target for employees at a later date. This amount shall be subject to applicable taxes and withholdings, and paid in a lump sum payment within thirty (30) days of the Effective Date of this Agreement.

(c)
Delayed Forfeiture of Time-Based Equity Awards. Notwithstanding anything to the contrary in any Time-Based Equity Awards (as defined in the Employment Agreement (defined below)), the unvested portions of all Time-Based Equity Awards shall not terminate or be forfeited on the Separation Date, but rather shall remain outstanding until May 30, 2023, which is six (6) months after the Separation Date (the “Pre-CIC Protection Period”). If the Company has not, prior to the end of the Pre-CIC Protection Period, entered into a definitive agreement that, if closed, would result in a Change in Control (as defined in the Employment Agreement) (a “P&S Agreement”) then the unvested portion of the Time-Based Equity Awards shall terminate and be forfeited as of the end of the Pre-CIC Protection Period. If the Company, prior to the end of the Pre-CIC Protection Period, enters into a P&S Agreement, then the Time-Based Equity Awards shall remain outstanding and, to the extent unvested, become fully vested upon a Change in Control resulting from such agreement, and all such awards that are assumed or continued in the Change in Control transaction shall remain outstanding until the later of (i) the end of the Pre-CIC Protection Period and (ii) ninety (90) days after such Change in Control. Unvested Time Based Equity Awards shall terminate and be forfeited if the Company abandons a sale of the Company as contemplated under the P&S Agreement entered into during the Pre-CIC Protection Period. No additional vesting of the Time-Based Equity Awards shall occur following the Separation Date except on account of a Change in Control during or after the Pre-CIC Protection Period as specifically provided herein. For the avoidance of doubt, any unvested Performance-Based Equity Awards (as defined in the Employment Agreement) shall terminate and be forfeited on the Separation Date unless otherwise provided by the terms of the Plan or the applicable award agreement. Notwithstanding anything herein to the contrary, no Time-Based Awards shall remain outstanding following the original expiration date of such award, as set forth in the applicable award agreement.

(d)
COBRA. If you are eligible for and timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or the state equivalent, the Company will subsidize the cost of COBRA premiums for you and your eligible dependents, if any, until the earlier of (A) 9 months from the Separation Date, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) such time as you become employed by another employer or self-employed through which you are eligible for health insurance (thereafter, you will be responsible for all COBRA premium payments, if any) (such period from your termination date through the earliest of (A) through (C), the “COBRA Payment Period”). You agree to promptly notify the Company if you become employed by another employer or self-employed through which you are eligible for health insurance during the COBRA

Payment Period. For purposes of this paragraph, references to COBRA premiums shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company may in lieu thereof pay you a taxable cash amount, which payment shall be made regardless of whether you elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid to you and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums (which amount shall be calculated based on your COBRA premium for the first month of coverage), and shall be paid until the earlier of (i) the expiration of the COBRA Payment Period or (ii) the date you voluntarily enroll in a health insurance plan offered by another employer or entity.

4.
Benefit Plans. Except as set forth in Section 3 above, if you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the last day of the month in which separation occurs. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

You may be eligible for unemployment insurance benefits after the Separation Date. Information concerning unemployment benefits will be provided under separate cover.

5.
Stock Options. You were granted options to purchase shares of the Company’s common stock, pursuant to the Company’s 2021 Equity Incentive Plan and/or the 2020 Equity Incentive Plan (the “Plan”). Except as set forth in Section 3 above, under the terms of the Plan and your stock option grant, vesting will cease as of the Separation Date, all of your then vested options will remain outstanding for six (6) months after the Separation Date and all of your then unvested options will terminate and be forfeited as of the Separation Date.

6.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not be entitled to nor shall you receive any additional compensation, severance or benefits after the Separation Date.

7.
Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.

Regardless of whether you execute this Agreement, The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8.
Return of Company Property. Within seven (7) calendar days of the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Paul Grous, Senior Director, IT, Infrastructure and Security. Receipt of the Severance Benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.

9.
Confidential Information; Reaffirmation of Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Assignment Agreement (“Restrictive Covenants Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation activities. A copy of your Restrictive Covenants Agreement is attached hereto. By signing this Agreement, you hereby reaffirm your continuing obligations under the Restrictive Covenants Agreement to the Company, which may include, but are not limited to, non-competition and non-solicitation provisions. If you have any doubts as to the scope of the restrictions in your Restrictive Covenants Agreement, you should contact Jill Andersen, Chief Legal Officer immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you:

(A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

10.
Mutual Non-Disparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. You further agree that, by no later than the Effective Date, you shall delete or otherwise remove any and all disparaging public comments or statements that you made prior to the Effective Date about or relating to the Company, including, but not limited to, comments in online forums or on websites (including, but not limited to, Facebook,

Glassdoor, Yelp, and LinkedIn). Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Likewise, the Company agrees not to disparage you, in any manner likely to be harmful to you or your reputation; provided that the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this Section are limited to Company employees and/or directors with knowledge of this provision. The Company will provide knowledge of this provision to the Company’s executive team (including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technology & Manufacturing Officer, Chief Legal Officer, Chief Development Officer, Chief Scientific Officer, and SVP, Human Resources) and the Company’s Board of Directors.

11.
Cooperation after Termination. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.

12.
Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company (including, but not limited to claims under any employment agreement that you may have with the Company) or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law, including those relating to your Amended and Restated Employment Agreement, dated August 5, 2021 and the First Amendment to that agreement, dated March 18, 2022 (together, the “Employment

Agreement”) (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•
has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•
has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled, the Age Discrimination in Employment Act (ADEA), which prohibits discrimination based on age, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, the Connecticut Fair Employment Practices Act, the Connecticut Free Speech Law, anti-retaliation provisions of the Connecticut Workers’ Compensation Act, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;

•
has violated any employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts Overtime regulations (M.G.L. c. 151 sections 1A and 1B), the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101), the Connecticut Family and Medical Leave Act, the Connecticut Whistleblower Law, Connecticut’s minimum wage and wage payment laws (Conn. Gen. Stat. Ann. §§ 31-58 to 31-

76m), all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws;

•
has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed or your right to enforce this Agreement. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement. Additionally, nothing herein is intended to, nor shall it, waive any rights you have to indemnification under any agreements with the Company.

13.
Your Acknowledgments and Affirmations; Effective Date of Agreement; Schedule A. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is above and beyond any wages or salary or other sums to which you are entitled from the Company under the terms of your employment with the Company or under any other contract or law, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given a period of forty-five (45) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below);

(d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) you should not sign this Agreement prior to the Separation Date and this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the "Effective Date"), which shall be the eighth day after this Agreement is executed by you. Failure to execute this Agreement within forty-five days of receiving the Agreement will render this Agreement null and void. If you revoke this Agreement, this Agreement shall become null and void.

You acknowledge that with your receipt of this Agreement you also received an “Age Discrimination in Employment Act Disclosure,” attached as Schedule A, that contains information regarding (i) any class, unit, or group of individuals covered by the Company’s reduction in force (the “Layoff”), any eligibility factors to receive Severance Benefits in connection with the Layoff, and any time limits applicable to the Layoff; and (ii) the job titles and ages of all individuals selected for the Layoff, and the ages of all individuals in the same job classification or organizational unit who are not selected for the Layoff.

14.
No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

15.
Internal Revenue Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

16.
Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9 and 10 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

17.
Miscellaneous. This Agreement, including any exhibits (such as the Restrictive Covenants Agreement), and your continuing obligations under the Employment Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Connecticut.

18.
To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims (including, but not limited to, the Massachusetts Antidiscrimination Act, Mass. Gen. Laws ch.151B and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, the Connecticut Fair Employment Practices Act, the Connecticut Free Speech Law, anti-retaliation provisions of the Connecticut Workers’ Compensation Act or statutory claims under the laws of the state in which you worked for the Company), arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding, except nothing herein shall prevent the Company from seeking injunctive relief in a court of competent jurisdiction related to confidentiality, restrictive covenants or trade secrets or disparagement. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall:
(a)
have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in a court of competent jurisdiction to prevent irreparable harm pending the conclusion of any such arbitration. This Agreement was originally provided to you on October 12, 2022, and a revised Schedule A was provided to you on October 21, 2022. You agree that changes made to this Agreement since October 21, 2022 are not material and do not extend the Consideration Period.

If this Agreement is acceptable to you, please sign below and return the original to me no later than December 5, 2022. This Agreement will be null and void if we have not received your executed copy by that date.

I wish you good luck in your future endeavors. Sincerely,

Invivyd, Inc.

By: /s/ Julie Green

Julie Green

Senior VP, Human Resources

By signing below, you represent and warrant that you have full legal capacity to enter into this Agreement, you have carefully read and understand this Agreement in its entirety, have had a full opportunity to review this Agreement with an attorney of your choosing, and have executed this Agreement voluntarily, without duress, coercion or undue influence.

Agreed to and Accepted:

/s/ Jane Henderson

Name: Jane Henderson

Date: 11/11/2022

CONSIDERATION PERIOD

I, Jane Henderson, understand that I have the right to take at least 45 days to consider whether to sign this Agreement, which I received on October 21, 2022. If I elect to sign this Agreement before 45 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 45-day consideration period.

Agreed:

/s/ Jane Henderson

Signature

11/11/2022

Date

Schedule A